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                      SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C.  20549



                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)   September 29, 1995

                                MBf USA, Inc.
            (Exact name of registrant as specified in its charter)


   Oklahoma                      0-17458                   73-1326131
(State of or other             (Commission                (IRS Employer
 jurisdiction of               File Number)               Identification
 incorporation)                                              Number)


500 Park Boulevard Suite 1260, Itasca, Illinois              60143
(Address of principal executive offices)                   (Zip Code)

Registrant's telephone number, including area code (708) 285-9191

  N/A
(Former name or former address, if changed since last report)
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ITEM 5.    OTHER EVENTS.

        MBf USA, Inc. (the "Company") as of June 30, 1995 was unable to meet the minimum capital and surplus requirements required under the Nasdaq by-laws and was granted an exception from such requirements. Effective October 13, 1995 and for the duration of the exception, the Company's Class B common stock ("Common Stock") will continue to be listed on The Nasdaq SmallCap Market under the trading symbol of MBFAC.

        The Company's inability to meet Nasdaq's minimum capital and surplus requirements is due primarily to one-time restructuring charges associated with the discontinuance of its unprofitable nutritional product business, severance payments related to the Company's recent management restructuring, larger than anticipated startup costs associated with launching its condom line, and a reduction in profit margins due to the doubling of latex prices in the past year.

        The temporary exception granted by Nasdaq is conditioned on the Company taking the steps set forth below to allow the Company to comply with the minimum capital and surplus requirements in the future.

        MBf International Ltd., a Hong Kong corporation and the majority shareholder of the Company, loaned $1,200,000 to the Company to pay for 7% Cumulative Preferred Stock of American Health Products Corporation having a value of $1,200,000 which the Company had previously purchased effective as of September 29, 1995. MBf International Ltd. has agreed to accept shares of the Company's Common Stock having a value of $1,200,000 in satisfaction of the Company's indebtedness to MBf International Ltd., which transaction was effective as of October 30, 1995.

        The Company also has entered into a Stock Acquisition Agreement with MBf International Ltd. dated as of October 30, 1995 whereby MBf International Ltd. will exchange its beneficial interest in 1,365 shares of common stock (par value Indonesian Rupiah 2,167,000 each equivalent to $1,000 US Dollars each) of P.T. MBf Buana Multicorpora ("MBf Rubber"), an Indonesian company, which shares are held in trust by MBf Holdings Berhad for the benefit of MBf International Ltd. and represent seventy percent (70%) of the outstanding common stock of MBf Rubber and a non-interest bearing demand note with a face value of $737,769 (the "Note"), which Note is expected to be outstanding for three years and will be guaranteed by MBf Holdings Berhad, the parent company of MBf International Ltd., for 2,550,720 shares of Common Stock, par value $0.01 per share of the Company having an aggregate value of $1,219,563. The transaction is expected to close on or about October 31, 1995.


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Exhibits

        99.  Additional Exhibits.

             1.  Press Release dated October 18, 1995

             2.  Pro Forma Balance Sheet for MBf USA, Inc. and subsidiaries